Exhibit 6.3

LOAN AND SECURITY AGREEMENT

ExWorks Capital Fund I, L.P., a Delaware limited partnership, with its principal place of business located at 333 West Wacker Drive, Suite 1620, Chicago, Illinois 60606 (together with its successors and assigns, “Lender”) and Hightimes Holding Corp., a Delaware corporation (“Parent”), Trans-High Corporation, a New York corporation (“Trans-High”), High Times Productions, Inc., a New York corporation, Cannabis Business Digital, LLC, a New York limited liability company, High Times, Inc., a New York corporation, New Morning Productions, Inc., a New York corporation, Hemp Times, Inc., a New York corporation, Planet Hemp, Inc., a New York corporation, The Hemp Company of America, Inc., a New York corporation, High Times Cannex Corp., a New York corporation, and High Times Press, Inc., a New York corporation (together with Parent and Trans-High, the “Borrowers” or individually, a “Borrower”), with a principal place of business at 250 West 57th Street, Suite 920, New York, NY 10107, enter into this Loan and Security Agreement (as amended or modified, this “Agreement”) as of February 27, 2017 (the “Effective Date”).

1. SUMMARY OF LENDING TERMS

The following are the general terms of the loans to be made under this Agreement:

1.1 Lender is extending a revolving line of credit (the “Revolving Loans”, or each advance individually, a “Revolving Loan”) up to the lesser of the Revolving Advance Limit or the Borrowing Base. The “Revolving Advance Limit” is initially $7,500,000 and that amount will reduce by $100,000 on the first day of each month commencing September 1, 2017.

1.2 The “Borrowing Base” is initially:

(a) up to 90% of the aggregate outstanding amount of Eligible Accounts; plus

(b) $75% of the appraised fair market value of Borrowers’ Intellectual Property; minus

(c) the Availability Reserves.

The advance rate against Eligible Accounts will reduce by one percentage point for each percentage point (or fraction thereof) that Dilution exceeds 5%.

1.3 The initial Revolving Loan made under this Agreement in the aggregate amount of $7,500,000 will be used to pay or fund (i) certain Expenses owing by Borrowers to Lender, (ii) a portion of the “Closing Cash Payment” (as that term is defined in the Stock Purchase Agreement for Parent’s purchase of Trans-High), (iii) the $1,200,000 principal plus interest owed by Borrowers to Patriot Bank, and (iv) the balance for working capital for the Borrowers.

1.4 Subject to Section 3.3 below, Borrowers will pay Lender interest on the outstanding principal amount of the Revolving Loans at a rate of fifteen percent (15.0%) per annum (the “Base Rate”).

1.5 Borrowers will pay Lender a success fee and other consideration for the Loans made hereunder as provided in the Fee Letter.

1.6 Unless this Agreement is sooner terminated upon the occurrence of an Event of Default, this Agreement will expire on February 28, 2018 (the “Term”); the Term may be extended by the mutual written agreement of Lender and Borrowers.

2. DEFINITIONS

2.1 In addition to the terms defined in this Agreement, the following terms have the given definitions:

“Affiliate” means with respect to any entity, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the applicable entity.

“Availability Reserves” means the reserves Lender from time-to-time determines in its Discretion as being appropriate to reflect the impediments to Lender’s ability to realize upon the Collateral and liabilities that impact on the anticipated amount realizable from the Collateral. Availability Reserves may include, among others, reserves based on the following:

(a) taxes and other governmental charges, including ad valorem, personal property, sales, and other taxes which may have priority over Lender’s security interests; and

(b) claims that Lender believes in its Discretion could have priority over the Obligations by virtue of any applicable law or regulation.

“Borrowing Base Certificate” has the meaning given in Section 8.4(a).

“Business Day” means a day on which Lender is open for business in Illinois other than Saturdays and Sundays.

“Business Records” means all of each Borrower’s books and records including all of the following: ledgers, records indicating, summarizing or evidencing each Borrower’s assets (including the Collateral) or liabilities; all information relating to each Borrower’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs or other computer prepared information, and the equipment containing the information.

“Capital Expenditures” means, with respect to Borrowers for any period, the sum of all the expenditures (whether paid in cash, capitalized as an asset or accrued as a liability) made or incurred by Borrowers during the period which, in accordance with GAAP, are or should be included in “capital expenditures” or similar items reflected on the statements of cash flows of Borrowers, including under any Capital Leases.

“Capital Lease” means a capital lease or a lease which should be treated as a capital lease under GAAP.

“Claims” means any demand, claim, action or cause of action, damage, liability, loss, cost, debt, expense, obligation, tax, assessment, charge, lawsuit, contract, agreement, undertaking or deficiency, of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including interest, penalties, attorneys’ fees and other costs and expenses incident to proceedings or investigations relating to, or the defense of, any of the foregoing), whether or not litigation has commenced.

“Collateral” means for each Borrower, all existing and after acquired: Accounts; Business Records; Chattel Paper; Commercial Tort Claims; Deposit Accounts; Documents; General Intangibles, including Intellectual Property; Goods, including Inventory and Equipment; Instruments; Investment Property; Letter-of-Credit Rights; Supporting Obligations; Farm Products; any collateral security granted to Lender under any other agreement or document executed or delivered by Borrower; all other property of any description; and all accessions to, substitutions for, all replacements, products and cash and non-cash Proceeds of any of the foregoing, including proceeds of insurance and unearned insurance premiums and claims against any Person for loss, damage or destruction of any property. “Collateral” does not include any Waste Materials.

“Collections” means all payments by cash, check, draft, ACH, wire transfer or other means of electronic funds transfer.

“Company Stockholders” means the former holders of the capital stock of Trans-High.

“Control” means either (a) the Investors, in the aggregate, continue to own owns at least 51% of the issued and outstanding capital stock of Parent, or (b) following a Liquidity Event, the current members of the Board of Directors of the Parent continue to have the ability to direct or cause the direction of the management and policies of Borrowers, whether by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

“Debt Service” means the sum of the following for any Measurement Period (without duplication): (i) prepaid or non-mandatory payments of principal or interest payments for any Funded Debt, (ii) scheduled (mandatory payments) principal payments for any Funded Debt (regardless of whether the payments were made during the Measurement Period, including payments owing under Capital Leases), and (iii) all interest expense for the period.

“Debt Service Coverage Ratio” means, for any Measurement Period, the ratio of:

(a) EBITDA minus (i) extraordinary income or gains (including gains on asset sales and debt forgiveness), minus (ii) Capital Expenditures (other than those financed by third parties), minus (iii) Tax Distributions, to

(b) Debt Service.

“Default” means an act or occurrence which with the passage of time or the giving of notice will be an Event of Default.

“Dilution” means the aggregate amount of credits, returned goods, adjustments, deductions, setoffs and recoupments granted by Borrowers or taken by all Account Debtors in any period of time divided by the aggregate amount of Borrowers’ sales during the period.

“Disclosure Schedule” means the disclosure schedule attached as Schedule 1, as amended or modified from time to time.

“Discretion” means:

(a) Lender’s exercise of its (from the perspective of a secured, asset-based lender) credit judgment, in good faith and acting in a commercially reasonable manner, based upon Lender’s consideration of any factor as the Lender, taking into account information Lender then has actual knowledge of, believes:

(i)	will or reasonably could be expected to materially affect the value of the Collateral, the enforceability of the Lender’s liens, security and collateral interests, or the amount which Lender would likely realize from the Collateral (taking into account delays which may possibly be encountered in the Lender’s realizing upon the Collateral and likely Expenses in connection with the enforcement of remedies and associated costs of collection);

(ii)	indicates that any report or financial information delivered to the Lender by or on behalf of a Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement;

(iii)	constitutes an Event of Default or indicates that an Event of Default will occur with the passage of time; or

(iv)	suggests a material increase in the likelihood that a Borrower will become the subject of an Insolvency Proceeding.

(b) In the exercise of its Discretion, Lender also may take into account any of the following factors:

(i)	those included in, or tested by, the definitions of Eligible Accounts;

(ii)	the current financial and business climate of the industry in which Borrowers compete (having regard for Borrowers’ position in that industry);

(iii)	economic conditions which have a material effect on Borrowers’ cost structure;

(iv)	Material Adverse Changes in Borrowers’ assets taken as a whole;

(v)	Material Adverse Changes in Borrowing Base availability versus that which was projected; or

(vi)	other factors that Lender reasonably determines have a material bearing on credit risks associated with the providing of loans and financial accommodations to Borrowers.

(c) The burden of establishing Lender’s failure to have acted in a manner consistent with Lender’s exercise of Discretion will be on Borrowers.

(d) When the term “discretion” (as opposed to the capitalized term Discretion) is used in any Loan Document, the term is intended to mean Lender’s sole discretion, unfettered and without any limitations or conditions.

“Dollars” or “$” means lawful money of the United States of America.

“EBITDA” means for any applicable period, the following amount determined in accordance with GAAP:

(a) Net Income; plus

(b) The sum of (without duplication):

(i)	interest expense;

(ii)	income tax expense; and

(iii)	depreciation and amortization expense.

“Eligible Accounts” means all of Borrowers’ Accounts listed on Borrowing Base Certificates delivered to Lender and which Lender, in its Discretion, determines to be an Eligible Account. Without limiting the generality of the preceding sentence, no Account will be an Eligible Account unless it meets all of the following minimum requirements:

(e) The Account is valued at its face amount and represents a complete, bona fide transaction for Goods sold, delivered, and accepted by the Account Debtor or for services rendered (but excluding any amounts in the nature of a service charge added to the amount due on an invoice because the invoice has not been paid when due) that requires no further act under any circumstances on the part of a Borrower or any other Person to make the Account payable by the Account Debtor, and the Account arises from an arm’s-length transaction in the ordinary course of Borrowers’ business between a Borrower and an Account Debtor that is not an Affiliate, partner, officer, or employee of a Borrower, or a member of the family of any partner, officer, or employee of a Borrower.

(f) The Account is not unpaid more than the earlier of (A) 90 days past the date the payment is due per the invoice terms or the terms of the underlying purchase order or agreement, or (B) 120 days from the earlier of (i) the date on which the original invoice rendered in connection with the Account was issued, or (ii) the date on which the Goods were shipped to the Account Debtor or the services performed.

(g) If the Account arises from the sale of Goods, the Goods were shipped or delivered or provided to the Account Debtor on a final sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding, and no part of the Inventory has been returned or rejected.

(h) The Account is not evidenced by Chattel Paper or an instrument of any kind.

(i) The Account Debtor with respect to the Account (A) is not insolvent, (B) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on its business, and (C) is not, in Lender’s Discretion, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experience of Borrowers or Lender with the Account Debtor).

(j) The Account Debtor is located in the United States of America or in a Permitted Canadian Province (unless the Account is a Foreign Account and is subject to credit insurance in form and substance acceptable to Lender).

(k) (i) The Account Debtor is not the government of, or a department, agency or instrumentality of, the United States of America, or (ii) if the Account Debtor is an entity mentioned in the preceding clause, the Federal Assignment of Claims Act (or applicable similar legislation applicable to any other government, department, agency or instrumentality) has been fully complied with so as to validly perfect Lender’s first-priority security interest to Lender’s satisfaction.

(l) The Account is a valid, legally enforceable obligation of the Account Debtor and is not subject to any dispute, condition, contingency, setoff, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of such Account Debtor and no fact exists that may provide a basis for any of the foregoing in the present or future (collectively, a “Setoff”);

(m) The Account is subject to a first-priority security interest in Lender’s favor and is not subject to any other lien, claim, encumbrance, or security interest whatsoever.

(n) The Account is evidenced by an invoice or other documentation in form reasonably acceptable to Lender and arises from a contract, purchase order, or release that is reasonably satisfactory in form and substance to Lender.

(o) Borrowers have observed and complied with (A) all laws of the United States of America (including the Fair Labor Standards Act) and (B) all laws of the state in which the Account Debtor or the Account is located which, if not observed and complied with, would deny the applicable Borrower access to the courts of the state.

(p) No representation or warranty contained in this Agreement or any other agreement between any Borrower and Lender or in any Borrowing Base Certificate with respect to the Account has been breached in any material respect.

(q) The Account is not subject to any legally enforceable provision prohibiting its assignment.

(r) The Account does not represent any manufacturer’s or supplier’s credits, discounts, incentive plans, or other similar arrangements entitling a Borrower to discounts on future purchases.

(s) The Goods giving rise to the Account was not, at the time of sale thereof, subject to any lien or encumbrance except in Lender’s favor.

(t) The Account is payable in Dollars.

(u) If an Account is a Foreign Account, unless otherwise agreed by Lender, the Account is covered by credit insurance acceptable to Lender in its discretion.

In addition to the foregoing requirements:

(i)	Accounts of any Account Debtor that are otherwise eligible will be reduced to the extent of any accounts payable (including, without limitation, Lender’s good faith estimate of any contingent liabilities) by Borrowers to the Account Debtor (“Contras”) (provided that Lender, in its Discretion may determine that none of the Accounts are Eligible Accounts if aggregate Contras and Setoffs represent 10% or more of the total amount owing to Borrowers from the Account Debtor);

(ii)	Accounts of any Account Debtor that are otherwise eligible will be reduced to the extent of any accounts payable representing a retainage or holdback by the Account Debtor;

(iii)	All Accounts owing by a given Account Debtor will be ineligible if more than 50% of the total Accounts owing by the Account Debtor are otherwise ineligible; and

(iv)	Any Account that is at any time an Eligible Account and that subsequently fails to meet any of the requirements set forth above will immediately cease to be an Eligible Account and must be removed from the Borrowing Base immediately.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the regulations pertaining to those statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which any Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

“Expenses” means all fees and out-of-pocket disbursements incurred by Lender, including reasonable out-of-pocket fees of counsel and court costs, in any way arising from or in connection with this Agreement, any Loan Documents, any of the Collateral, any of the Obligations or the business relationship between Lender and Borrowers, including, without limitation, (a) Examination fees, (b) all fees and expenses (including recording fees and insurance policy fees) of Lender and reasonable fees of counsel for Lender for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement or any Loan Documents; (c) all fees and out-of-pocket disbursements incurred by Lender, including reasonable attorneys’ fees, in any way arising from or in connection with any action taken by Lender to monitor, advise, administer, enforce or collect any of the Obligations under this Agreement, any Loan Documents or any other obligations of Borrowers, whether joint, joint and several, or several, under this Agreement (or any Loan Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between Lender and Borrowers, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency Proceeding involving a Borrower; (d) all out-of-pocket expenses and fees (including reasonable attorneys’ fees) incurred in relation to, in connection with, in defense of or in prosecution of any litigation, instituted by a Borrower (unless the Borrowers prevail in all respects in such litigation, in which case Borrowers will not be obligated to pay Lender’s expenses and fees incurred with such litigation) or any third party against or involving Lender arising from, relating to, or in connection with any of the Obligations or Borrowers’ other obligations, this Agreement (or any Loan Documents), any of the Collateral, or the business relationship between Lender and Borrowers, or any of them, including any so-called “lender liability” action, any claim and delivery or other action for possession of, or foreclosure on, any of the Collateral, post-judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre-judgment or post-judgment matters); (e) [reserved]; (f) all fees described in Section 1 above or in the Fee Letter; and (g) all costs, expenses and fees incurred by Lender or its counsel in connection with consultants, expert witnesses or other professionals retained by Lender and/or its counsel in order to assist, advise and/or give testimony with respect to any matter relating to this Agreement or any Loan Documents, the Collateral or the business relationship between Lender on the one hand and Borrowers (and Borrowers will fully cooperate with such consultant, expert witness or other professional and will make their premises, books and records, accounting systems, computer systems and other media for the recordation of information available to such persons).

“Fee Letter” means the separate fee letter agreement dated on or about the date of this Agreement among Borrowers and Lender.

“Foreign Account” means any Account for which the Account Debtor is not located in the United States of America or a Permitted Canadian Province.

“Funded Debt” means all Capital Leases, all debt that bears interest (whether current pay, accrued or otherwise), including without limitation the deferred purchase price of property or services, all obligations to repurchase all or any portion of any property transferred or sold and all other obligations arising under arrangements or agreements that, in substance, provide financing.

“GAAP” means generally accepted accounting principles as adopted in the United States of America applied on a consistent basis.

“Guarantor” means any Person or entity that executes a Guaranty, including AEL Irrevocable Trust Agreement u/a/d February 12, 2012.

“Guaranty” means a guaranty of any of the Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against a Borrower under any provision of the Bankruptcy Code, 11 U.S.C. §101 et. seq., or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors or proceedings seeking reorganization, liquidation, arrangement or other similar relief.

“Intellectual Property” means all intellectual and similar property, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; URLs; domain names; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Investors” means the holders of 6,000,000 shares of Class A Common Stock of the Parent, representing not less than 60% of the 10,000,000 issued and outstanding shares of Class A Common Stock of the Parent, and who have invested approximately $7.7 million in equity capital in the Parent.

“Liquidity Event” means either (a) the consummation of an initial public offering of common stock of the Parent pursuant to an effective S-1 registration statement or a Regulation A+ Offering Circular filed under the Securities Act of 1933, as amended, (the “Securities Act”) and declared effective or qualified by the Securities and Exchange Commission (“SEC”), or (b) the final approval by the applicable regulatory authority of the offering document required to list the common stock of the Issuer on a “Qualified Stock Exchange” as a result of which the common stock of the Parent is listed for trading on such Qualified Stock Exchange. The term “Qualified Stock Exchange” means any one of the NASDAQ Stock Market LLC (including the Nasdaq Capital Market), the New York Stock Exchange, or the OTC Markets QX Exchange; provided, however, that in the event the Parent’s common stock is not permitted to be listed on any one of the foregoing stock exchanges solely by reason of the nature of the Business in which the Borrowers engages, then and in such event, a Qualified Stock Exchange will also mean and include the Toronto Stock Exchange.

“Loan Documents” means, collectively, this Agreement, any notes, any security agreements, pledge agreements, assignments, deeds of trust, mortgages or other encumbrances or agreements which secure or relate to the Obligations or the collateral security for the Obligations, and any guaranties of the Obligations, any deposit account control agreements and any other agreements entered into between any Borrower and Lender relating to or in connection with this Agreement, including the Fee Letter and other instruments associated therewith.

“Loans” means the Revolving Loans and any other loans or advances made by Lender to Borrowers under the Loan Documents.

“Margin Stock” means “margin stock” as defined in Regulations U and X of the Board of Governors of the Federal Reserve System as from time-to-time in effect or “margin security”, “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T or X of the Board of Governors of the Federal Reserve System as from time-to-time in effect.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrowers taken as a consolidated or combined whole, including, without limitation, a material adverse change in any of its business, operations, results of operations, assets, or liabilities since the most recent financial statements provided to Lender, (b) the material impairment of Borrowers’ ability to perform its obligations under the Loan Documents to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral of Borrowers, (c) a material impairment of the Collateral, or (d) any impairment of the priority of Lender’s liens and security interests with respect to the Collateral (unless caused by Lender’s action or inaction).

“Measurement Period” means the four calendar quarter period ending on the last day of each calendar quarter.

“Multiemployer Plan” means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of any Borrower or any ERISA Affiliate.

“Negotiable Collateral” means all of each Borrower’s present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities, investment property, documents, leases and chattel paper, and Business Records relating to any of the foregoing.

“Net Income” means, for any period, Borrowers’ net income for such period, as determined in accordance with GAAP.

“Obligations” means all Loans, advances, Expenses, debts, liabilities (including all amounts charged to Borrowers’ loan account pursuant to any agreement authorizing Lender to charge Borrowers’ loan account), obligations, fees, guaranties, covenants and duties owing by Borrowers to Lender of any kind and description for the payment of money or otherwise under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and all interest thereon, including any interest that, but for the provisions of the Bankruptcy Code, would have accrued, and all Expenses which Borrowers are required to pay or reimburse pursuant to the Loan Documents or by law.

“OFAC” is defined in Section 8.8.

“Operating Account” means the Deposit Account maintained by Trans-High having the following wire transfer instructions:

Bank Name:
Address:

ABA No.:
Account No.:
Reference:

“Oreva Management Fee” means a monthly management fee of $35,000 to be paid by Parent and Trans-High to Oreva Capital Corp. a Delaware corporation. Payment of the Oreva Management Fee is subject to the terms of Section 7.8 and will at all times be subject and subordinated to the rights of the Lender.

“Overadvance” means if at any time and for any reason, the aggregate amount of the outstanding Revolving Loans exceed the lesser of the Revolving Advance Limit or the Borrowing Base.

“Pass-Through Tax Liabilities” means the amount of federal and applicable state and local income tax, if any, required to be paid by Parent’s shareholders in respect of a taxable period on taxable income earned or recognized by Borrowers in the period and attributable to the shareholders as a result of Borrowers’ “pass-through” tax status, assuming the application of the highest federal individual income tax rate then in effect, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the shareholders or members from or through Borrowers.

“Patriot Act” means the USA Patriot Act, Title III of Public Law 107-56 (signed into law October 26, 2001).

“Permitted Canadian Province” means any Canadian province other than Quebec.

“Permitted Liens” means:

(v) liens for taxes, assessments or governmental charges, and liens incident to construction, which are not delinquent or are being contested in good faith by a Borrower by appropriate proceedings, which will prevent foreclosure of those liens, and against which adequate reserves have been provided, and upon demand, with adequate security being posted with Lender;

(w) liens or deposits in connection with workers’ compensation or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business;

(x) security interests or mortgages granted to Lender; and

(y) liens and security interests granted to the Line of Credit Lender in respect of the Collateral and fully subject and subordinated to the liens and security interest granted to the Lender pursuant to the Senior Loan Documents;

(z) liens and security interests granted to the Company Stockholders in respect of the capital stock of Trans-High, which liens and security interests are fully subject and subordinated to the liens and security interest granted to the Lender pursuant to the Senior Loan Documents;

(aa) other liens and security interests identified on the Disclosure Schedule.

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

“Plan” means any plan described in ERISA Section 3(2) maintained for employees of any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Reportable Event” means a “reportable event” as defined and applied in connection with ERISA.

“Stock Purchase Agreement” means the stock purchase agreement dated December 27, 2016, as amended and restated as of February 14, 2017, among Parent, as purchaser, Trans-High and the Company Stockholders.

“Tax Distributions” means all dividends, payments or other distributions made to Borrowers’ shareholder(s) solely to pay Pass-Through Tax Liabilities as and when due.

“Trans-High” means Trans-High Corporation, a New York corporation.

“Trans-High Group” means all of the Borrowers, other than the Parent.

“UCC” means the Uniform Commercial Code as adopted in Illinois.

“Waste Materials” mean used cutting oil, waste paint or solvents, materials that are considered hazardous or toxic waste under applicable Environmental Laws, or any other waste or scrap materials, in all cases which cannot be sold, disposed of or recycled for a net positive amount (the selling price net of expense for disposal, reconditioning and similar items is positive).

2.2 The following terms have the meanings given in the UCC: Account Debtor; Accounts; Chattel Paper; Commercial Tort Claims; Deposit Accounts; Documents; Equipment; Farm Products; General Intangibles; Goods; Instruments; Inventory; Investment Property; Letter-of-Credit Rights; Proceeds; and Supporting Obligations.

3. LINE OF CREDIT, OTHER LOANS, INTEREST AND PAYMENTS

3.1 Revolving Line of Credit.

(a) From time-to-time prior to the expiration of the Term, so long as an Event of Default has not occurred and is continuing or if an Event of Default has occurred, the Event of Default has been timely remedied, and subject to the terms and conditions set forth in this Agreement, in the exercise of its Discretion, the Lender will make Revolving Loans to Borrowers in amounts Borrowers request, provided that the aggregate principal amount of all Revolving Loans may not exceed the lesser of the Revolving Advance Limit or the Borrowing Base.

(b) Parent, on behalf of the Borrowers, may request additional Revolving Loans by submitting a signed, completed Borrowing Base Certificate to Lender, no later than Noon, Central time on the Business Day of the proposed Revolving Loan advance. Subject to the terms and conditions of this Agreement, Lender will make the proceeds of the requested Revolving Loan advance available to Borrowers on the first Business Day after the Business Day on which the request is made by transferring funds to the Operating Account or as otherwise instructed by Parent.

(c) While the Revolving Loans will be evidenced by a promissory note, a copy of Lender’s books and records related to the Revolving Loans will constitute prima facie evidence of the outstanding amount of Revolving Loans absent manifest error. The Revolving Loans will be due and payable upon the earlier of (i) the occurrence of an Event of Default that is not cured within any applicable cure period, or (ii) expiration of the Term.

(d) If an Overadvance exists, Borrowers must immediately make a principal reduction payment(s) of the excess to Lender as required to reduce the outstanding balance of the Revolving Loans such that no Overadvance exists.

3.2 Reserved.

3.3 Interest.

(a) Interest Rates. Subject to Section 3.3(b), the aggregate outstanding amount of all Obligations will bear interest at the Base Rate and all interest will be payable on the first day of each month in arrears. Any interest not paid when due will be compounded and will thereafter accrue interest at the applicable interest rate.

(b) Default Interest. The aggregate outstanding amount of the Obligations will bear interest from and after the occurrence and during the continuation of an Event of Default, without constituting a waiver of any Event of Default, at the rate of five percent (5%) per annum above the Base Rate.

(c) Computation. All interest and fees chargeable under the Loan Documents will be computed on the basis of a 360-day year for the actual number of days elapsed.

(d) Intent to Limit Charges to Maximum Lawful Rate. In no event will the interest rates payable under the Loan Documents, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering the Loan Documents, intend to agree upon the rate or rates of interest and manner of payment stated within the Loan Documents. However, if the rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrowers are and will be liable only for the payment of the maximum as allowed by law, and payments received from Borrowers in excess of the legal maximum, whenever received, will be applied to reduce the principal balance of the Obligations to the extent of the excess.

3.4 Reserved.

3.5 Cross-Defaults and Cross-Collateralization. A Default or Event of Default under any Loan or Loan Document is a Default or Event of Default under all Loans and Loan Documents. All Collateral secures all Obligations.

3.6 Payments.

(a) All payments, including any prepayments, by Borrowers on account of principal, interest, fees, or other Obligations must be made without setoff or counterclaim to Lender at the address specified on the first page of this Agreement in Dollars and in immediately available funds. If any payment under this Agreement is due on a day other than a day which is a Business Day, its due date will be extended to the next Business Day, and with respect to payments of principal and interest thereon, will be payable at the then-applicable rate during the extension.

(b) Borrowers hereby authorize Lender, at its option, to charge interest, fees and Expenses, as and when incurred or due, and all other payments due under any Loan Document to the Revolving Loans, which amounts thereafter will accrue interest at the rate then applicable to the Revolving Loans. Lender may charge interest to the Revolving Loans when due and without prior notice to Borrowers.

3.7 Crediting Payments. For the purpose of calculating Borrowing Base availability for Revolving Loans, the receipt by Lender of any wire transfer or electronic funds transfer of funds, check or other item of payment will be applied the next Business Day to provisionally reduce the Obligations, but the receipt will not be considered a payment on account unless the wire transfer or electronic funds transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until any check or other item of payment is honored when presented for payment. In the event any check or other item of payment is not honored when presented for payment, Borrowers will be deemed not to have made the payment. At Lender’s option, any wire transfer, electronic funds transfer, check or other item of payment received by Lender after 2:00 pm Central time will be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

3.8 The Borrower Representatives. Parent and Trans-High (acting individually or together) are hereby appointed by each of the Borrowers (and hereby accept the appointment) as each Borrower’s contractual representatives under this Agreement and all other Loan Documents, and each Borrower irrevocably authorizes Parent and Trans-High, individually, to act as Borrower’s contractual representative with the rights and duties set forth herein and in the other Loan Documents. Parent and Trans-High agree to act as contractual representatives and to promptly provide to Borrowers any notices delivered by Lender under the Loan Documents. Additionally, Borrowers hereby appoint Parent and Trans-High (individually or together) as their agents to receive all of the proceeds of the Revolving Loans in the Operating Account, at which time Parent or Trans-High will disburse the Revolving Loans among Borrowers as agreed by Borrowers. Lender and its officers, directors, agents and employees, will not be liable to Parent or any Borrower for any action taken or omitted to be taken by Parent and Trans-High or the other Borrowers pursuant to this Section 3.8. Lender may regard any notice or other communication pursuant to any Loan Document from Parent or Trans-High as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower to Parent or Trans-High on behalf of all Borrowers. Each Borrower agrees that each notice or communication made on its behalf by Parent or Trans-High will be deemed for all purposes to have been made by each Borrower and will be binding upon and enforceable against each Borrower to the same extent as if it had been made directly by each Borrower.

3.9 Joint and Several Obligations.

(a) All Obligations will be joint and several, and each Borrower will make payment upon the maturity of the Obligations by acceleration or otherwise, and the obligation and liability of each Borrower will in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and the agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse (or lack thereof) by Lender to the other Borrowers or any Collateral for the Obligations.

(b) Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each Borrower hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents and inure to and are binding upon, each and all of Borrowers, jointly and severally.

(c) Each covenant, agreement, obligation, representation and warranty of Borrowers contained in any Loan Document constitutes the joint and several undertaking of each Borrower. Each Borrower acknowledges that the obligations of Borrower undertaken in the Loan Documents may be construed to consist, at least in part, of the guarantee of obligations of the other Borrowers and, in full recognition of that fact, each Borrower consents and agrees that Lender may, at any time and from time to time without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness of this Agreement as to any Borrower (but subject to the written consent of Borrowers with respect to subsections (i) and (ii), to the extent Lender does not have the unilateral right to make the changes under the terms of the Loan Documents as the result of the occurrence of an Event of Default or otherwise):

(i)	supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

(ii)	supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Loan Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

(iii)	accept partial payments;

(iv)	release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Lender, in its sole and absolute discretion may determine;

(v)	release any person or entity from any personal liability with respect to this Agreement or any part thereof;

(vi)	settle, release on terms satisfactory to Lender or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or

(vii)	consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower, or any other person or entity, and correspondingly restructure the obligations evidenced hereby, and any merger, change, restructuring or termination will not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.

(d) Each Borrower acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to Borrower if Borrower were not jointly and severally liable for payment of the obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Lender hereunder and a desire of Borrowers that each Borrower execute and deliver to Lender this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement. Each Borrower agrees if Borrower’s joint and several liability hereunder, or if any liens or security interest securing the joint and several liability, would, but for the application of this Section 3.9(d), be unenforceable under applicable law, the joint and several liability and each lien and security interest will be valid and enforceable to the maximum extent that would not cause the joint and several liability or the lien or security interest to be unenforceable under applicable law, and the joint and several liability and the liens and security interest will be deemed to have been automatically amended accordingly at all relevant times. To the extent that any Borrower, under this Agreement as a joint and several obligor, repays any of the Obligations that benefited another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making the Accommodation Payment will be entitled to contribution and indemnification from, and, be reimbursed by, each of the other Borrowers in an amount, for each of the other Borrowers, equal to a fraction of the Accommodation Payment, the numerator of which fraction is the other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower will be equal to the maximum amount of liability for Accommodation Payments which could be asserted against the Borrower hereunder without (A) rendering the Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (B) leaving the Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or (C) leaving the Borrower unable to pay its debts as they become due within the meaning of Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section will be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section will, to the extent expressly inconsistent with any provision in any Loan Document, supersede the inconsistent provisions.

4. CONDITIONS OF BORROWING

Notwithstanding any other terms of this Agreement, Lender will not be required to make any Loan unless all of the following conditions are met at or prior to the time the Loan is made:

4.1 Representations True. Borrowers’ representations and warranties in this Agreement (and in all agreements referred to or executed in connection with this Agreement) are true and correct in all material respects as of the date of each Loan or advance under this Agreement with the same effect as though the representations and warranties had been made by Borrowers at that time, unless the applicable representation or warranty is made as of a specific date, in which case the representation was true and correct as of that date.

4.2 No Default. No Default or Event of Default under this Agreement exists, nor does any event exist which, upon the lapse of time, service of notice, or both, would constitute an Event of Default under this Agreement, and no suit or proceeding at law or in equity or of any governmental body has been instituted against any Borrower or, to the knowledge of Borrowers, threatened against any Borrower which, in either case, would materially and adversely affect Borrowers’ financial condition or business operations.

4.3 Authority Documents. Borrowers have provided Lender all requested documents as to each Borrower’s due organization and existence. Borrower must also execute and deliver to Lender or its counsel all documents Lender reasonably requests concerning Borrowers’ status and authorization to enter into the transactions contemplated by this Agreement and the other Loan Documents.

4.4 Loan Documents. The Borrowers and the Guarantors have executed and delivered to Lender all Loan Documents requested by Lender.

4.5 Guaranty Agreements. Each Guarantor executes and delivers a Guaranty in form and substance acceptable to Lender.

4.6 Adverse Developments. Since the date of the last financial statements furnished to Lender, there has been no Material Adverse Change in the business, prospects, operations or condition, financial or otherwise, of Borrowers or any of the properties or assets of Borrowers.

5. SECURITY FOR THE OBLIGATIONS

5.1 Grant of Security. Each Borrower hereby grants Lender a continuing security interest and lien in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of all Obligations and to secure the prompt performance by each Borrower of each of its covenants and duties in this Agreement and the other Loan Documents. Lender’s security interest will attach to all Collateral without further act on the part of Lender or Borrowers. Borrowers have no authority, express or implied, to dispose of, sell or transfer any of the Collateral, except for sales of Goods to buyers in the ordinary course of business.

5.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrowers will, upon the request of Lender, immediately endorse and assign the Negotiable Collateral to Lender and deliver physical possession of the Negotiable Collateral to Lender.

5.3 Additional Documentation. Borrowers authorize Lender to file all financing statements, continuation financing statements and fixture filings as are necessary in the Lender’s Discretion to perfect, maintain and give notice of a first priority perfected security interest in all of the Collateral. At the request of Lender, Borrowers will execute and deliver to Lender, all security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and other documents that Lender reasonably requests, in form satisfactory to Lender, to perfect and continue perfected Lender’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated.

5.4 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and any of Lender’s officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney-in-fact, upon, and subject to, the terms of this Section 5.4. Pursuant to this power of attorney, Lender, or Lender’s agent, may, without notice to Borrower and in either Borrower’s or Lender’s name, but at the cost and expense of Borrower, at any time or times as Lender in its sole discretion determines:

(a) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, demand payment of Accounts from the Account Debtors, enforce payment of Accounts by legal proceedings or otherwise, and generally exercise all of Borrower’s rights and remedies with respect to the collection of Accounts;

(b) take control, in any manner, of any Collections or other Proceeds relating to any Collateral;

(c) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, prepare, file and sign Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor in respect to Accounts or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral;

(d) sign Borrower’s name on any documents described in Section 5.2 or 5.3 or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected Lender’s security interest in the Collateral;

(e) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, sign Borrower’s name on any invoices, bills of lading, freight bills, Chattel Paper, Documents, Instruments or similar documents or agreements relating to Accounts, Inventory or other Collateral, drafts against Account Debtors, schedules and assignments of Accounts, and notices to Account Debtors;

(f) send requests for verification of Accounts;

(g) endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts or other items of payment or proceeds relating to any Accounts, Inventory or payment intangibles that may come into Lender’s possession and deposit the payments and proceeds to the account of Lender for application to the Obligations;

(h) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, do all other acts and things necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Agreement or any of the other Loan Documents;

(i) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower;

(j) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, use the information recorded on or contained in any equipment and computer hardware and software relating to the Accounts and any other Collateral;

(k) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, make, settle and adjust all claims under Borrower’s policies of insurance relating to the Collateral, make all determinations and decisions with respect to the policies of insurance and endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of the policies of insurance;

(l) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, but subject to any notices required under this Agreement, any other Loan Documents or applicable law, sell or assign any of the Accounts and other Collateral upon terms, for amounts and at the time or times as Lender deems advisable; and

(m) upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, settle, adjust or compromise disputes and claims respecting Accounts directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and, in furtherance thereof, execute and deliver any documents and releases that Lender determines to be necessary.

The appointment of Lender as each Borrower’s attorney-in-fact and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and this Agreement has been terminated.

5.5 Commercial Tort Claims. If Borrowers at any time after the date of this Agreement becomes aware of any Commercial Tort Claim, Borrowers must promptly notify Lender in writing, which notice must (i) set forth in reasonable detail the basis for and nature of the Commercial Tort Claim, and (ii) include the express grant by the applicable Borrower(s) to Lender of a security interest in the Commercial Tort Claim (and the proceeds thereof). In the event that the required notice does not include a grant of a security interest, the sending thereof by a Borrower to Lender will be deemed to constitute a grant of a security interest to Lender. Upon the sending of the notice, any Commercial Tort Claim described in the notice will constitute part of the Collateral and will be deemed included therein. Without limiting the authorization of Lender under Section 5.4 or otherwise arising out of Borrowers’ execution of this Agreement or any of the other Loan Documents, Lender is irrevocably authorized at any time to file financing statements naming Lender as secured party and any Borrower as debtor, or any amendments to financing statements covering any Commercial Tort Claims Collateral. In addition, Borrowers will promptly, upon Lender’s request, execute and deliver, or cause to be executed and delivered, to Lender other agreements, documents and instruments as Lender may reasonably require to evidence Lender’s security interest in any Commercial Tort Claim.

5.6 Application of Proceeds. Proceeds of Collateral may be applied to any of the Obligations in Lender’s discretion, and specifically may be applied to outstanding fees and costs owing to Lender prior to application to principal and interest.

6. REPRESENTATIONS AND WARRANTIES

To induce Lender to make Loans, each Borrower represents and warrants to Lender as follows (which representations and warranties will be deemed to have been made with each request for a Revolving Loan unless the applicable representation or warranty is made as of a specific date, in which case the representation was true and correct as of that date):

6.1 Organization. Each Borrower is a corporation or limited liability company duly formed and existing under the laws of the states indicated in the preamble to this Agreement, and the execution, delivery and performance of the Loan Documents, including this Agreement and the issuance of any notes as provided in this Agreement, are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its certificate of incorporation or bylaws and do not require the consent or approval of any third party, including any governmental body, agency or authority. Each Borrower is duly licensed or qualified to do business in all jurisdictions in which such Borrower has property or business operations, or the failure to be so qualified will not materially and adversely affect such Borrower or its property.

6.2 Financial Statements. The consolidated balance sheets, the statements of profit and loss and surplus and the cash flow statements of all Borrowers furnished to Lender from time-to-time will be in all material respects correct and complete and will fairly present Borrowers’ financial condition as of the relevant dates and the results of its operations for the applicable time periods.

6.3 Liens. Except for Permitted Liens and excluding assets subject to operating leases or listed on the Disclosure Schedule, Borrower has good and marketable title to all of the assets used in its business operations, including all Collateral, free and clear of all liens and encumbrances.

6.4 Absence of Conflicting Obligations. The making and execution of the Loan Documents and compliance with their terms and the issuance of any notes will not (a) result in a breach of any of the terms and conditions of any material indenture, agreement or instrument to which any Borrower is a party or its assets are subject, or (b) except for Permitted Liens, result in the imposition of any lien, charge, or encumbrance upon any property of Borrower pursuant to, or constituting a default under, any indenture or other agreement or instrument to which Borrower is a party or by which it is bound.

6.5 Taxes. Except as set forth on the Disclosure Schedule, no Borrower has any outstanding unpaid tax liabilities (except for taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no tax deficiencies have been proposed or assessed against Borrower. There have been no audits of Borrower’s federal income tax returns, which have resulted in or are likely to result in the assessment of any material tax liability against Borrower that has not been paid and all taxes shown by any returns have been paid.

6.6 Absence of Material Litigation. Borrower is not a party to any litigation or administrative proceeding, nor so far as is known by Borrower is any litigation or administrative proceeding threatened against it, which in either case would, if adversely determined, cause any Material Adverse Change in its properties or the conduct of its business.

6.7 Absence of Environmental Problems. Borrower is in material compliance with all Environmental Laws involving Borrower’s past or present operations, facilities and property (and no failure to comply will have a negative impact on Borrower, its business or properties). Further, Borrower has not been cited for violating any applicable Environmental Laws and Borrower has all necessary environmental Permits and licenses to operate its business.

6.8 Legal Name. Each Borrower’s full legal name is exactly as set forth on the signature page of this Agreement and such Borrower has not changed its name since the date of its organization, nor, except as set forth on the Disclosure Schedule, has it used any assumed name, tradename, or tradestyle.

6.9 Financing Statements; Lien Priority. Except for financing statements covering Permitted Liens, no financing statements covering any Collateral, proceeds of Collateral, or any other of Borrowers’ property are on file in any public office that evidence a valid security interest.

6.10 ERISA. No Reportable Event has occurred with respect to any Plan.

6.11 Broker’s Fees. Borrower agrees to pay all broker’s, finder’s or similar fees payable to any persons or entities in connection with this Agreement and to defend and hold Lender harmless against those fees.

6.12 Principal Place of Business; Collateral Locations.

(a) Borrowers’ principal place of business, records concerning the Collateral and all other Business Records are located at or about the address set forth at the beginning of this Agreement and all physical Collateral is located at those locations listed on the Disclosure Schedule; and

(b) Borrower will provide Lender with 30 days prior written notice of any change with respect to any of the foregoing.

6.13 Full Disclosure. This Agreement and all of the Exhibits, Schedules and other written material delivered by Borrower to Lender in connection with the transactions contemplated by this Agreement do not contain any statement that is false or misleading as to any material fact and do not omit to state any material fact necessary in order to make the statements therein not false or misleading. There are no additional facts that Borrower is aware of that has not been disclosed in writing to Lender that materially affects adversely or, so far as Borrower can reasonably foresee, will materially affect adversely Borrower’s financial condition or business prospects.

6.14 Reserved.

6.15 Intellectual Property. Except as set forth on the Disclosure Schedule, Borrowers own or possess adequate licenses or other rights to use all patents, processes, trademarks, trade names, and copyrights necessary to conduct its business as now conducted or presently intended to be conducted and Borrower has no reason to believe that any of those rights conflict or will conflict with the rights of others. All of the patents, trademarks and copyrights used by Borrower in its business are described in the Collateral Assignment of Intellectual Property and Security Agreement, if any, executed in connection with this Agreement.

6.16 Compliance With Law. Each Borrower is in compliance with all material laws and regulations applicable to it, its business and properties (and no failure to comply will have a material adverse impact on such Borrower, its business or properties). Each Borrower has all licenses, Permits, orders and approvals that are required under any governmental law or regulation in connection with such Borrower’s business and properties (“Permits”). Except as set forth on the Disclosure Schedule, no notice of any violation has been received with respect of any Permits and no proceeding is pending or, to the best of Borrower’s knowledge, threatened to terminate, revoke or limit any Permits.

6.17 Accounts. All of Borrowers’ Accounts constitute bona fide existing obligations created by the sale and delivery of Goods or the rendition of services to Account Debtors in the ordinary course of Borrowers’ business, and, in the case of Accounts created by the sale and delivery of Goods, the Goods giving rise to the Accounts has been delivered to the Account Debtor. At the time of the creation of each Eligible Account or the inclusion of the Account on a Borrowing Base Certificate, each Eligible Account is unconditionally owed to Borrower without defense, dispute, offset, counterclaim or right of return or cancellation, and Borrower has not received notice of actual or imminent bankruptcy, insolvency or material impairment of the financial condition of the Account Debtor regarding any Eligible Account.

6.18 Labor Matters. No strikes or other labor disputes against Borrower are pending or, to Borrowers’ knowledge, threatened. Hours worked by and payment made to employees of Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with those matters. All payments due from Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Borrowers. Except as set forth on the Disclosure Schedule, Borrowers have no obligation under any collective bargaining agreement, management agreement, consulting agreement or any employment agreement. There is no organizing activity involving Borrower pending or, to Borrower’s knowledge, threatened by any labor union or group of employees. Except as set forth on the Disclosure Schedule, there are no representation proceedings pending and, to Borrowers’ knowledge, no group of employees of Borrowers have made a pending demand for recognition. Except as set forth on the Disclosure Schedule, there are no complaints or charges against Borrowers pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrowers of any individual.

6.19 Subsidiaries and Affiliates. Except as set forth on the Disclosure Schedule, Borrowers have no subsidiaries and is not engaged in any joint venture or partnership with any other Person and is not an Affiliate of any other Person.

6.20 Deposit Accounts. The Disclosure Schedule lists all banks and other financial institutions at which Borrowers maintains deposits and/or other accounts, including any disbursement accounts, and the Disclosure Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

6.21 Equity Redemptions and Distributions. Borrowers are not party to any agreements which require or could obligate Borrowers to redeem any equity interest or to make any distributions to any equity holder in respect of equity interests in Borrower.

6.22 Not an Investment Company; Other Regulations. None of the Borrowers is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrowers are not subject to any regulation under any federal or state statute or regulation (except those applicable to corporations generally) which limits its ability to incur indebtedness.

7. NEGATIVE COVENANTS

While any of the Obligations remain unpaid, each Borrower must not agree to and must not (without Lender’s prior written consent):

7.1 Restriction on Liens. Except for Permitted Liens, create or permit to be created or allow to exist any mortgage, pledge, encumbrance, or other lien upon or security interest in any Collateral now owned or acquired in the future by Borrower.

7.2 Restriction on Indebtedness. Create, incur, assume, or have outstanding any indebtedness for borrowed money except:

(a) The Obligations;

(b) Indebtedness incurred in the ordinary course of Borrowers’ business for necessary Inventory, supplies, services, etc.;

(c) Unsecured Indebtedness of the Parent (including Indebtedness convertible into Parent common stock) not to exceed $10,000,000 in the aggregate; provided, that (i) such Indebtedness shall not be guaranteed by any member of the Trans-High Group, and (ii) no cash payment of principal of or accrued interest on such unsecured Indebtedness shall be due and payable prior to the expiration of the Term of this Agreement; and

(d) Indebtedness for Permitted Liens.

7.3 Subsidiaries; Mergers; Consolidations; Disposition of Assets; Organizational Changes. Form any subsidiary (whether wholly owned or otherwise), merge with or into or consolidate with or into any other corporation or entity; or sell, lease, transfer or otherwise dispose of all or any part of its property, assets or business (other than permitted pursuant to Section 5.1), or change the state of its incorporation, formation or organization.

7.4 Sale and Leaseback. Enter into an agreement under which Borrower leases or purchases any property that Borrower has sold or is to sell.

7.5 Dividends, Distributions and Redemptions. Excluding Tax Distributions that may be paid as long as no Event of Default exists, pay or declare any dividend, or make any other distribution on account of any shares of any class of its stock or equity interests, or redeem, purchase, or otherwise acquire directly or indirectly, any shares of any class of its equity interests.

7.6 Investments. Make any investments in, other persons, corporations or entities, except:

(a) investments in (i) bank certificates of deposit and savings accounts; (ii) obligations of the United States; and (iii) prime commercial paper maturing within 90 days of the date of acquisition by Borrower; in all cases after receiving Lender’s prior written consent; and

(b) advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items, not to exceed in the aggregate $10,000 outstanding at any time.

7.7 Contingent and Third Party Liabilities. Guaranty or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of business, or assume or become obligated for any obligations of others.

7.8 Management Fees. Other than the Oreva Management Fee that may be paid as long as no Default or Event of Default occurs and is continuing beyond any applicable cure or grace period, pay any management or similar fees to any of Parent’s shareholders or Affiliates of Parent’s shareholders.

7.9 Loans and Advances. Make loans or advances to any Person other than ordinary course of business extensions of trade credit to non-Affiliates.

7.10 Changes. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement, engage in any other businesses other than those engaged in on the date of this Agreement, change its legal name or cease a material portion of its operations.

7.11 Insider Transactions. Make any loans or advances to its shareholders or enter into, or permit or suffer to exist, any transaction or arrangement with any shareholder, employee, director, officer, Affiliate, or shareholder, except on terms that are reasonably comparable to what Borrower could obtain in arm’s-length transactions, with persons who have no relationship with Borrower.

7.12 Certain Agreements. Enter into any agreement containing any provisions which would be violated or breached by Borrower’s performance of its obligations under any Loan Document.

8. AFFIRMATIVE COVENANTS

While any of the Obligations remain unpaid, each Borrower must at all times:

8.1 Insurance. Maintain adequate fire and extended coverage and liability insurance covering all of its present and future real and personal property, including the Collateral, with lender’s loss payable and noncontributory mortgagee clauses in Lender’s favor, protecting Lender’s interest, as its interest may appear, together with policies of business interruption insurance and products liability insurance as Lender may reasonably request and insurance in accordance with all applicable workers’ compensation laws. All insurance must be in form, with companies having a Standard and Poor’s rating of A or better, and in amounts reasonably acceptable to Lender, insuring against liability for damage to persons or property, and must provide for 30 days prior written notice to Lender of cancellation or material alteration. Borrower must provide Lender with true copies of the policies, simultaneously with the execution of this Agreement, showing that Lender’s interest has properly been endorsed on the applicable policy as lender’s loss payable and, in the case of liability insurance, as additional insured. Lender may, in its Discretion, on 30 days written notice to Borrower, require Borrower to obtain additional or different insurance coverages as Lender may reasonably request. If Borrower carries business interruption insurance (the “BI Policy”), the proceeds of the BI Policy must be assigned to Lender.

8.2 Existence; Payment of Taxes and Other Liabilities. Maintain its corporate or limited liability company existence and pay all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, before they become delinquent and before penalties accrue on these debts and obligations, except to the extent and so long as they are being contested in good faith by appropriate proceedings in a manner as not to cause any material adverse effect upon its financial condition, with adequate reserves provided for those payments, and, upon demand by Lender, posting with Lender of adequate security to protect Lender.

8.3 Accounting System. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP. Borrower will also keep an inventory reporting system that shows accurate current stock, cost and sales records of Inventory, that accurately and sufficiently itemizes and describes the kinds, types and quantities of Inventory and the cost and selling prices thereof, and that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

8.4 Accounting Records; Reports. Through Parent, provide to Lender the following in form satisfactory to Lender in its Discretion:

(a) Borrowing Base Certificates. With each request for a Revolving Loan and in all events at least one time every seven day period that any Revolving Loans are outstanding, Borrower will provide Lender a “Borrowing Base Certificate” and a corresponding sales, credit and collection report in respect to all Collateral, all in form and substance satisfactory to Lender. If Borrowing Base Certificates and reports are sent to Lender by facsimile transmission or via e-mail in PDF or other electronic format approved by Lender, upon request by Lender, original copies must be promptly forwarded to Lender.

(b) Monthly Reports.

(i)	Within 30 calendar days after the end of each month a consolidated balance sheet of Borrowers as of the close of the month and of the comparable month in the preceding fiscal year, a consolidated statement of cash flow of Borrowers as of the close of the month, and consolidated statements of income and surplus of Borrowers for the month and for that part of the fiscal year ending with the month and for the corresponding period of the preceding fiscal year, all in reasonable detail.

(ii)	Within 15 calendar days of the end of each month, agings of accounts payable and accounts receivable as of the last day of the prior month, in form and detail as Lender may request.

(c) Annual Reports.

(i)	As soon as available and in any event within 120 calendar days after the close of each fiscal year of Borrower, a copy of Borrowers’ consolidated and consolidating financial statements, audited by an independent certified public accounting firm of recognized standing and reasonably acceptable to Lender, together with all audit and management letters.

(ii)	Reserved.

(iii)	Within 30 days prior to the end of each fiscal year, pro forma cash flow, income statement and balance sheet and collateral availability forecasts for the succeeding 12 month period.

(d) Officers’ Certificates. An authorized officer of Parent must provide, on behalf of Borrowers, a Compliance Certificate in the form of Exhibit 8.4(d) with each financial statement delivered under Section 8.4(b)(i).

(e) Additional Information.

(i)	In addition to all information required to be provided pursuant to this Section 8.4, Borrowers must promptly provide to Lender other and additional information concerning Borrower, the Collateral, the operation of Borrowers and Borrowers’ financial condition, including original counterparts of financial reports and statements, as Lender may request from Borrowers.

(ii)	(a) As soon as possible and in any event within 30 calendar days after Borrowers know that any Reportable Event has occurred, a statement setting forth details as to the Reportable Event, together with a copy of the notice of the Reportable Event given to the Pension Benefit Guaranty Corporation; (b) promptly after the filing with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report for each Plan administered by any Borrower; and (c) promptly after receipt, a copy of any notices any Borrower receives from the Pension Benefit Guaranty Corporation or the Internal Revenue Service for any Plan administered by any Borrower. However, subpart (c) will not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service.

(f) Electronic Reporting. At Lender’s option, information and reports required to be submitted by Borrowers, to the extent practicable, will be transmitted by electronic mail and will be in a record layout format designated by Lender from time-to-time. All information sent by electronic mail will be deemed an authenticated record sent by the individual and entity whose electronic mail address is provided thereon as “sender” or initiating party.

(g) Accounting Standards. All financial statements to be provided to Lender under this Agreement must be prepared according to GAAP.

8.5 Inspections. Permit Lender, through any of its officers, employees or agents and at Borrowers’ sole cost and expense, the right at any time or times during Borrower’s usual business hours, or during the usual business hours of any third party having control over any of Borrower’s Business Records (to the extent that Borrower has such right), to visit and inspect any of Borrower’s properties and premises, and inspect, examine or copy (by electronic or other means) the Business Records and Collateral records, in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower’s financial condition. Lender also will have the right at any time or times during Borrower’s usual business hours to inspect and examine any tangible collateral and to check and test the same as to quality, quantity, value and condition. If an Event of Default has occurred or if Lender reasonably believes that an Event of Default has occurred, Lender may conduct any of the inspections referenced in this Section 8.5 at any time without regard to Borrowers’ or any third party’s usual business hours, to the extent Borrowers have such right. Borrowers will pay all expenses incurred by Lender for any inspections covered by this Section 8.5.

8.6 Litigation. Promptly furnish Lender, in writing, the details of all material litigation, legal or administrative proceedings, or other actions of any nature adversely affecting Borrowers, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice under any applicable Environmental Laws, commenced after the date hereof, in which more than $50,000 is at issue.

8.7 Audits and Examinations. Permit Lender’s representatives to conduct on-site audits and examinations (an “Examination”) of Borrowers’ business operations and Business Records as often as Lender desires. Borrowers will pay all expenses incurred by Lender for each Examination, including the cost of reports prepared in connection with Examinations performed by or on behalf of Lender, including the costs of reports prepared in connection with Examinations.

8.8 Compliance With Laws. Comply in all material respects with all applicable laws and regulations, in effect from time-to-time, including without limitation all applicable Environmental Laws and regulations. Without limiting the foregoing, Borrower will (i) prohibit each of its members, shareholders and officers from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Loans or any other financial accommodation extended by the Lender to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time-to-time, and (iv) otherwise comply with the USA Patriot Act and Lender’s related policies and procedures.

8.9 Maintenance of Properties. Maintain and preserve all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

8.10 Further Assurances. At Lender’s reasonable request, promptly execute or cause to be executed and delivered to Lender all documents, instruments and agreements deemed necessary or appropriate to facilitate the collection of any of the Collateral, or otherwise to give effect to or carry out the terms, conditions or intent of this Agreement (or any agreements or documents referred to or incorporated herein).

8.11 Dominion of Funds. Within fifteen days of the date of execution of this Agreement, establish and thereafter maintain, until all Obligations are paid in full, a deposit account control agreement (a “DACA”), with a bank(s) acceptable to Lender. Borrowers must notify all Account Debtors in respect to Collections (and upon Lender’s request, provide written evidence to document than the notice has been given) to remit all payments made by ACH or electronic funds transfer to the deposit account that is subject to the DACA (the “Blocked Account”). Lender will have the right, at any time, to contact directly any Account Debtors to ensure that payments on their Accounts owing to Borrower are directed to the Blocked Account. If at any time any Collections are received by Borrower (including before the DACA is in place or after it is place and an Account Debtor fails to follow Borrower’s instructions to remit payments to the Blocked Account), Borrower will hold those payments as trustee of an express trust, for Lender’s benefit and those payments, including checks or drafts, may not be commingled with Borrowers’ other funds and will be deposited promptly by Borrower to the Blocked Account. Borrower hereby grants to Lender a lien and security interest upon all items and balances held in the Blocked Account as security for the payment of the Obligations.

8.12 Notice. Promptly provide Lender written notice of the occurrence of any of the following events, including reasonable particularity as to the relevant facts and circumstances:

(i)	Any change in Borrowers’ president, chief executive officer, chief operating officer or chief financial officer (without regard to the title(s) actually given to the persons discharging the duties customarily discharged by officers with those titles).

(ii)	Any ceasing of Borrowers’ making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of an immaterial dispute).

(iii)	Any failure by any Borrower to pay rent at any leased locations, which failure continues for more than ten days following the last day on which the rent was payable.

(iv)	Any Material Adverse Change.

(v)	The occurrence of an Event of Default.

(vi)	Any intention on the part of any Borrower to discharge its independent accountants or any withdrawal or resignation by the independent accountants from their acting in that capacity.

(vii)	Any litigation which, if determined adversely to a Borrower, might have a material adverse effect on the financial condition of Borrowers taken as a whole.

8.13 Use of Advances. Use the proceeds of the Loans to pay fees and expenses in connection herewith, to partially fund the acquisition referenced in Section 1.3 and for working capital purposes and general corporate purposes, and not for any other purpose. Borrower does not extend or maintain, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any Margin Stock or maintaining or extending credit to others for that purpose.

8.14 Financial Covenant.

(a) Maintain, on a consolidated basis with all other Borrowers, a Debt Service Coverage Ratio of at least 1.10 to 1.00 as of the last day of each Measurement Period commencing with the Measurement Period ending March 31, 2017.

(b) Achieve, for each Measurement Period commencing with the Measurement Period ending March 31, 2017, consolidated EBITDA of at least $2,500,000.

8.15 Stock certificates. Within 10 Business Days after the date of this Agreement, to the extent the shares of the Borrowers (other than Parent) are certificated, deliver the original stock certificates to Lender.

9. DEFAULTS

If any one or more of the following events (each an “Event of Default” and collectively, “Events of Default”) occurs and is continuing (subject to any stated cure or grace periods), then Lender’s obligation, if any, to make any Loan under this Agreement will, at Lender’s option, immediately terminate, and the unpaid principal balance of, and accrued interest on, all Obligations will be immediately due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement or in any other agreement, note or document:

9.1 Default in Payment of Obligations. Borrowers fail to make a payment of any principal or interest when due on any Obligations, including the Expenses.

9.2 Default Under Any Loan Document. A default in the performance or observance of any term, condition or covenant in this Agreement or in any other agreement or instrument made or given by Borrower to Lender required to be observed or performed by Borrower.

9.3 Representations or Statements False. Any representation or warranty made by Borrowers in this Agreement or any certificate delivered in accordance with this Agreement, or any financial statement delivered to Lender, proves to have been false in any material respect as of the time when made or given.

9.4 Default on Funded Debt. Borrowers fail to pay all or any part of the principal of or interest on any Funded Debt with an outstanding unpaid balance in excess of $50,000 as and when due and payable, whether at maturity, by acceleration or otherwise, and the default is not cured within the period of grace, if any, specified in the document(s) evidencing the indebtedness.

9.5 Guarantor Default. Any Guarantor breaches his, her or its obligations under any Guaranty.

9.6 Change of Control. A change of Control occurs.

9.7 Judgments. A judgment (to the extent not covered by insurance) is entered against any Borrower or Guarantor which, together with other outstanding judgments entered against Borrowers and Guarantors, exceeds in the aggregate $150,000 and remains outstanding and unsatisfied, unbonded or unstayed for until the judgment creditor is permitted to commence enforcement actions under applicable law.

9.8 Bankruptcy; Insolvency. Any Borrower or Guarantor: (a) becomes insolvent; (b) is unable, or admits in writing its inability, to pay debts as they generally mature; (c) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; (d) files on its behalf or consents to an Insolvency Proceeding; (e) has an Insolvency Proceeding filed or instituted against it that is not stayed or dismissed within 60 days after it is filed or instituted; (f) applies to a court for the appointment of a receiver, trustee or custodian for any of its assets; (g) has a receiver, trustee or custodian appointed for any of its assets (with or without its consent); or (h) commences a self-liquidation of its assets. However, (a) this Agreement will be deemed terminated immediately upon the entry of an order for relief in any proceeding under Title 11 of the United States Code without any action by Lender, and (b) in the event of an involuntary proceeding under that statute, Lender will be under no obligation to continue financing hereunder from and after the commencement of the proceeding.

9.9 Reportable Event. If any Reportable Event occurs and continues for 30 days or any Plan is terminated within the meaning of Title IV of ERISA, or a trustee is appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

9.10 Material Loss or Adverse Change. Borrowers suffer: (i) a casualty as to any material asset or assets used in the conduct of its business which is not, except for deductibles acceptable to Lender, fully covered by insurance conforming to the requirements of this Agreement; or (ii) a Material Adverse Change.

9.11 Government Lien. A notice of lien, levy or assessment is filed of record against any Borrower’s or Guarantor’s assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any tax or debt owing at any time hereafter to anyone becomes a lien, whether choate or otherwise, upon any Borrower’s or Guarantor’s assets and the lien is not paid on the payment due date, except amounts that are being contested in good faith by appropriate legal or administrative proceedings.

9.12 Material Impairment. There is a material impairment of the prospect of repayment of any material portion of the Obligations owing to Lender or a material impairment of the value or priority of Lender’s security interests or mortgages in the Collateral.

9.13 Levy or Attachment. More than $150,000 of Borrowers’ or any Guarantor’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer.

9.14 Indictment – Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Borrower or any of its officers or directors, or any Guarantor, under any applicable law where the relief, penalties, or remedies sought or available are a felony or include the forfeiture of more than $150,000 of property and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by Borrower of its business in the ordinary course.

9.15 Challenge to Loan Documents.

(a) Any challenge by or on behalf of any Borrower or Guarantor to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest or lien created by or in any Loan Document or any payment made pursuant thereto; however, a good faith dispute regarding the interpretation of any provision within any Loan Document will not constitute an Event of Default thereunder.

(b) Any final determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest or lien created by any Loan Document or any material payment made pursuant thereto.

10. REMEDIES ON OCCURRENCE OF AN EVENT OF DEFAULT

10.1 Right and Remedies. Upon the occurrence and during the continuation of an Event of Default after any applicable cure or grace period, Lender will have all rights and remedies provided by law, and all rights and remedies granted under any guaranty agreement relating to the Obligations, under any security agreement relating to the Collateral, and under all other existing and future agreements between Lender and Borrower. All rights and remedies are cumulative. Upon the occurrence and during the continuation of an Event of Default after any applicable cure or grace period, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, which are all authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, any of the other Loan Documents or otherwise, immediately due and payable in full;

(b) Cease making Loans or advances under this Agreement, any of the other Loan Documents or any other agreement between any Borrower and Lender;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights, security interests and mortgages in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable and, Lender will credit Borrowers’ loan account with only the net amounts received by Lender in payment of the disputed Accounts, after deducting all Expenses incurred or expended in connection therewith;

(e) Cause Borrowers to hold all returned Goods in trust for Lender, segregate all returned Goods from all other property of Borrowers or in Borrowers’ possession and conspicuously label the returned Goods as the property of Lender;

(f) Without notice to or demand upon Borrowers, make payments and do acts Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Lender so requires and to deliver (to the extent movable) or make the Collateral available to Lender at Borrowers’ then-current location(s). Borrowers authorize Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien that in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrowers’ owned premises, Borrowers hereby grant Lender a license to enter into possession of the premises and to occupy the premises, without charge, in order to exercise any of Lender’s rights or remedies provided in this Agreement, at law, in equity, or otherwise;

(g) Without notice to Borrowers (which notice is expressly waived) and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of Section 9-620 of the UCC), hold or set off and apply to the Obligations any (i) balances and deposits of Borrowers held by Lender (including any amounts received in the DACA Account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Lender;

(h) Hold, or set off and apply, as cash collateral, any and all balances and deposits of Borrowers held by Lender (including any amounts received in the Blocked Account) to secure the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral. Lender is hereby granted a license and right to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral. Borrowers’ rights under all licenses and all franchise agreements will inure to Lender’s benefit;

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in the manner and at the places (including Borrowers’ premises) as Lender determines is commercially reasonable. It will not be necessary that the Collateral be present at any sale;

(k) Lender will give notice of the disposition of the Collateral as follows:

(i)	Lender will give Borrowers and each holder of a security interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale or, if the sale is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

(ii)	The notice will be personally delivered or mailed, postage prepaid, to Borrowers as provided in Section 11.8, at least ten days before the date fixed for the sale, or at least ten days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrowers claiming an interest in the Collateral will be sent to the addresses as they have furnished to Lender;

(l) Lender may credit bid and purchase at any public sale;

(m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers. Any excess will be remitted without interest by Lender to the party or parties legally entitled to the excess; and

(n) In addition to the foregoing, Lender will have all rights and remedies provided by law and any rights and remedies contained in any other Loan Documents. All rights and remedies will be cumulative.

10.2 Appointment of Receiver.   Upon the occurrence and during the continuation of an Event of Default, Lender will be entitled to the immediate appointment of a receiver for all or any part of the Collateral, whether the receivership is incidental to a proposed sale of the Collateral, pursuant to the UCC or otherwise.  Borrowers hereby consent to the appointment of the a receiver without notice or bond, to the full extent permitted by applicable statute or law and waive any and all notices of and defenses to the appointment and agree not to oppose any application for the appointment filed by Lender. Nothing in this Agreement is to be construed to deprive Lender of any other right, remedy or privilege Lender may have under law to have a receiver appointed. The appointment of a receiver will not impair or in any manner prejudice the rights of Lender to receive any payments provided for in this Agreement.  The receivership will, at the option of Lender, continue until full payment of all of the Obligations.

10.3 No Waiver. No delay on the part of Lender in exercising any right, power or privilege under this Agreement or any Loan Document will operate as a waiver, nor will any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

11. OTHER TERMS

11.1 Expenses, Fees and Costs; Indemnification.

(a) Borrowers are responsible for the payment of all Expenses. Borrowers also agree to indemnify Lender for any and all Claims that may be imposed on, incurred by or asserted against Lender in connection with this Agreement or any Loan Document or transaction contemplated hereby or thereby or the business relationship between Lender and Borrowers, except for Claims arising from Lender’s willful misconduct or gross negligence.

(b) Borrowers’ obligation to pay the Expenses and all of the reimbursement and indemnification obligations provided for in this Section 11.1 are part of the Obligations, are secured by all of the Collateral, and survive the repayment of the Obligations.

(c) Because Borrowers are obligated to reimburse Lender for all Expenses and indemnify Lender for all Claims, Lender will not be obligated to terminate its liens on Borrowers’ assets unless (i) all non-contingent Obligations are fully and finally paid, (ii) Borrowers post adequate cash or other security to cover any contingent Claims asserted against Lender, and (iii) Borrowers execute a general release in favor of, and in form and substance acceptable to, Lender releasing all Claims Borrowers may have against Lender and its agents and representatives other than those arising from Lender’s gross negligence or willful misconduct.

11.2 Successors. The provisions of this Agreement will inure to the benefit of and be binding upon any successor to any of the parties to this Agreement, including any commercial bank that acquires or merges with Lender. However, Persons that succeed to the rights of Borrowers under this Agreement will not be entitled to enforce any rights or remedies of Borrowers under or by reason of the terms of this Agreement, or any other agreement referred to or incorporated by reference into this Agreement, unless they have obtained Lender’s prior written consent to succeed to those rights.

11.3 Assignments and Participations. Lender may sell participations in or assign part or all of the Obligations and rights under the Loan Documents at any time. Borrowers also acknowledge and agree that any assignment will give rise to a direct obligation of Borrowers to the assignee and the assignee will, for purposes of Section 11.1, be considered to be a “Lender.” Further, in connection with the sale of a participation or an assignment of any interest in the Loans, Lender will be free to provide the participant or assignee, on a confidential basis, any financial or other information in its possession or control related to Borrowers.

11.4 Waivers by Borrowers.

(a) Except as otherwise provided for in this Agreement or by applicable law, Borrowers waive: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrowers may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevin, attachment or levy upon, the Collateral, and (iii) the benefit of all valuation, appraisal and exemption laws.

(b) To induce Lender to enter into the Loan Documents, to the fullest extent permitted by applicable law, Borrowers will not assert, and each Borrower hereby waives, any Claim against Lender, on any theory of liability, for special, indirect, consequential, incidental or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. Lender will have no liability to Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any litigation, Lender will be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower: (i) certifies that neither Lender nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents, and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Lender is relying upon, among other things, the waivers and certifications set forth in this Section 11.4 and elsewhere in this Agreement.

(c) Each Borrower waives any bond or surety or security upon any bond or surety (other than any appeal bond required in connection with any appeal initiated by Lender) which might be required of Lender before Lender enforces its rights under this Agreement or otherwise applicable law.

11.5 Anti-Waiver; Amendments; and Cumulative Remedies Provisions. No failure or delay on the part of Lender in the exercise of any power or right, and no course of dealing between Borrowers and Lender, will operate as a waiver of any power or right, nor will any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for in the Loan Documents are cumulative and not exclusive of any remedies which may be available to Lender at law or in equity. No notice to or demand on Borrower not required hereunder or under any note or other agreement will in any event entitle Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of any note to any other or further action in any circumstances without notice or demand. Any waiver of any provision of this Agreement, any note or other agreement, and any consent to any departure by Borrowers from the terms of any provision of this Agreement, any note or other agreement, will be effective only in the specific instance and for the specific purpose for which it is given. Neither this Agreement nor any note or other agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless the change, waiver, discharge or termination is in writing signed by Borrowers (or Parent) and Lender.

11.6 Controlling Law. This Agreement, any all other Loan Documents will be governed by and construed in accordance with the internal laws of the State of Illinois applicable to contracts made and performed within Illinois without regard to conflict of laws principles.

11.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

11.8 Notices.

(a) All communications or notices that are required or may be given under this Agreement will be made in writing (including telecommunications) and, if to Borrower, addressed to it at the address set forth at the beginning of this Agreement, and a copy to Stephen A. Weiss, CKR Law LLP, 12100 Wilshire Boulevard, Suite 480, Los Angeles, California 90025, email: sweiss@ckrlaw.com, and if to Lender, addressed to it at the address specified at the beginning of this Agreement, and a copy to Donald F. Baty, Jr., Esq., Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226, email: dbaty@honigman.com, and delivered by any of the following means: (a) hand delivery, (b) Federal Express or other recognized overnight courier service, or (c) email, with a paper copy of the electronic communication sent immediately thereafter by Federal Express or other recognized overnight courier service.

(b) Except as otherwise specifically provided in this Agreement, notices will be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)	By recognized overnight express delivery - the Business Day following the day when sent.

(ii)	By Hand - If delivered on a Business Day after 9:00 AM and no later than three hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

(iii)	By email - if sent on a Business Day after 9:00 AM and no later than three hours prior to the close of customary business hours of the recipient, three hours after being sent. Otherwise, at the opening of the then next Business Day.

(c) Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given will each be deemed receipt of the notice sent.

11.9 Loan Agreement Controls. Anything contained in any other agreement referred to in this Agreement or in any other agreement now existing between Lender and Borrowers to the contrary notwithstanding, in the event of any express conflict between the terms and provisions of the other agreement and those contained in this Agreement, the terms of this Agreement will govern and control.

11.10 Partial Invalidity. The unenforceability for any reason of any provision of this Agreement will not impair or limit the operation or validity of any other provisions of this Agreement or any other existing or future agreements between Lender and Borrowers.

11.11 Setoff. In addition to any rights and remedies of Lender provided by law, Lender has the right, without prior written notice to Borrowers, any required notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default and so long as an Event of Default is continuing, to set off and apply against any Obligations, whether matured or unmatured, of Borrowers to Lender, any amount owing by Lender to Borrower, at any time after the happening of any of the above mentioned events, and the right of setoff may be exercised by Lender against Borrowers or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrowers, or against anyone else claiming through or against Borrowers or any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that the right of setoff has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant.

11.12 No Marshalling. Each Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights to require a marshalling of assets by Lender or to require that Lender first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

11.13 Reinstatement of Obligations and Security. To the extent that any Borrower makes a payment to Lender or Lender receives any payment(s) or proceeds of Accounts or other Collateral for Borrowers’ benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable doctrine, then, to the extent of the payment(s) or proceeds received, Borrowers’ Obligations or part thereof intended to be satisfied thereby will be reinstated and continue in full force and effect, and all collateral security therefor will remain in full force and effect (or be reinstated), as if the payment(s) or proceeds had not been received by Lender, and an appropriate adjustment to Borrowers’ loan balance may be recorded, until payment has been made to Lender, which payment will be due on demand.

11.14 Survival; Reliance. All agreements, representations and warranties made in this Agreement (and all agreements referred to or incorporated herein) will survive the execution of this Agreement (and all documents and agreements referred to or incorporated herein) and the making of the Loans and the execution and delivery of any notes. Notwithstanding anything in this Agreement (or any documents or agreements referred to or incorporated herein) to the contrary, no investigation or inquiry by any party with respect to any matter which is the subject of any representation, warranty, covenant or other agreement set forth herein or therein is intended, nor will it be interpreted, to limit, diminish or otherwise affect the full scope and effect of any representation, warranty, covenant or other agreement. All terms, covenants, agreements, representations and warranties of Borrowers made in any Loan Document, or in any certificate or other document delivered pursuant hereto will be deemed to be material and to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by Lender or its agents.

11.15 Interpretation. This Agreement (and all agreements referred to or incorporated into this Agreement) is being entered into among competent persons, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement (and all agreements referred to or incorporated herein) will not necessarily be construed against any particular party as the drafter of the language.

11.16 Independence of Covenants. All covenants hereunder are to be given independent effect so that if a particular action or condition is not permitted by any covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant will not avoid the occurrence of a default or an Event of Default if the action is taken or the condition exists.

11.17 Communication with Accountants. Upon the occurrence of an Event of Default, or with Borrowers’ prior written consent, Borrowers authorize Lender to communicate directly with its independent certified public accountants, and authorizes all accountants to make available to Lender all financial statements, and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of Borrowers.

11.18 Copies and Facsimiles. Each Loan Document and all documents and papers which relate thereto which have been or may be in the future furnished by or to Lender may be reproduced by any photographic, photocopies, digital imaging (including in PDF or other electronic format), or other process, and Lender may destroy any document so reproduced. Any reproduction will be admissible in evidence as the original itself in any judicial or administration proceeding (whether or not the original is in existence and whether or not the reproduction was made in the regular course of business). Any facsimile or email which bears proof of transmission will be binding on the party for which or on whose behalf the transmission was initiated and likewise will be so admissible in evidence as if the original had been hand delivered to the party for which or on whose behalf the transmission was received.

11.19 Communication with Customers. Upon the occurrence and during the continuance of an Event of Default and Lender commencing enforcement actions, Lender is authorized to communicate directly with Borrowers’ customers regarding Borrowers and Borrowers’ business relationship and authorizes Lender to obtain, and the customers to provide, information and documentation regarding Borrowers’ performance of its contracts, purchase orders and other obligations to these customers. The foregoing will not limit, in any way, Lender’s right to communicate with customers for purposes of verifying Accounts.

11.20 Certain Rules of Construction. For purposes of this Agreement:

(a) Certain References. The words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections, Paragraphs and Exhibits, and similar references, are to Sections or Paragraphs of, or Exhibits to, this Agreement unless otherwise specified.

(b) General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all pronouns and any variations thereof refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require; (iii) all definitions and references to an agreement, instrument or document means the agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, restatements, supplements, replacements, or modifications thereto as the same may be in effect at the time the definition or reference is applicable for any purpose; (iv) all references to any party will include the party’s successors and permitted assigns; (v) “include”, “includes”, and “including” are to be treated as if followed by “without limitation” whether or not they are followed by these words or words with a similar meaning; (vi) text which is shown in bold or IN ALL CAPITAL LETTERS will be deemed conspicuous; (vii) the words “may not” or “must not” are prohibitive and not permissive; (viii) references to “Sections” are references to Sections of this Agreement; and (ix) the word “will” has the same meaning as “shall” and when used in connection with any act or action means that the act or action is mandatory and not permissive.

(c) Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement must be interpreted, all accounting determinations hereunder must be made, and all financial statements required to be delivered hereunder must be prepared in accordance with generally accepted accounting principles. If Borrowers adopt a change in accounting principles (including any changes in generally accepted accounting principles) from those used in preparing the financial statements of Borrowers or that affects in any material respect (as determined by Lender) the computation of or compliance with any of the provisions of this Agreement, then, unless this Agreement has been amended to modify the provisions to take account of the change in accounting principles, all financial restrictions, provisions, and ratios must continue to be computed based upon accounting principles in effect prior to adoption of the change.

(d) Uniform Commercial Code. All terms contained in this Agreement but not otherwise defined will have, when the context so indicates, the meanings provided for by the UCC to the extent the terms are used or defined in the statute.

(e) Headings. The headings of the various subdivisions hereof are for convenience of reference only and will in no way modify or affect the interpretation of any of the terms or provisions hereof.

(f) Calendar Days. Unless a reference to “days” in this Agreement or any other Loan Documents specifically includes a reference to Business Days or business days, the reference is intended to be to calendar days.

11.21 Patriot Act. Lender may be subject to the requirements of the Patriot Act and hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Lender to identify the Borrower in accordance with the Patriot Act.

11.22 Entire Agreement of the Parties. This Agreement, including all agreements referred to or incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the parties), constitute the entire agreement between the parties relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, commitments and understandings between the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and will be deemed effective as of the date noted above.

11.23 ACKNOWLEDGMENT OF BORROWERS. THIS AGREEMENT HAS BEEN FREELY AND VOLUNTARILY ENTERED INTO WITH THE LENDER BY BORROWERS, WITHOUT ANY DURESS OR COERCION, AND AFTER BORROWERS HAVE CONSULTED WITH COUNSEL, AND BORROWERS ACKNOWLEDGE THAT THEY HAVE CAREFULLY AND COMPLETELY READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

11.24 SUBMISSION TO JURISDICTION AND VENUE. ANY JUDICIAL PROCEEDING BY BORROWERS OR LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY PRESENT OR FUTURE AGREEMENT BETWEEN BORROWERS AND LENDER, MAY BE BROUGHT ONLY IN A FEDERAL COURT LOCATED IN THE STATE OF ILLINOIS OR IN STATE COURTS IN COOK COUNTY, ILLINOIS; PROVIDED THAT THE FOREGOING WILL NOT APPLY TO THE EXTENT LENDER IS REQUIRED BY APPLICABLE LAW TO BRING AN ACTION IN ANOTHER JURISDICTION FOR PURPOSES OF FORECLOSING ITS INTEREST IN ANY COLLATERAL. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWERS AND LENDER ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE REFERENCED COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY OTHER PRESENT AND FUTURE AGREEMENT BETWEEN ANY BORROWER AND LENDER. BORROWERS AND LENDER WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER OR IN CONNECTION HEREWITH AND MAY NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVERS AND CONSENTS CONTAINED HEREIN.

11.25 WAIVER OF JURY TRIAL. BORROWERS AND LENDER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. LENDER AND BORROWERS, AFTER CONSULTING COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER BORROWERS NOR LENDER WILL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS THE RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.

[End of Loan and Security Agreement – Signature page follows]

[First Signature page to Loan and Security Agreement dated as of February 27, 2017]

EXWORKS CAPITAL FUND I, L.P.,
a Delaware limited partnership

By:	/s/ Andrew D. Hall
Name:	Andrew D. Hall
Title:	Chief Credit Officer

HIGHTIMES HOLDING CORP.,
a Delaware corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

TRANS-HIGH CORPORATION,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

HIGH TIMES PRODUCTIONS, INC.,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

CANNABIS BUSINESS DIGITAL, LLC,
a New York limited liability company

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

[Second Signature page to Loan and Security Agreement dated as of February 27, 2017]

HIGH TIMES, INC.,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

NEW MORNING PRODUCTIONS, INC.,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

HEMP TIMES, INC.,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

PLANET HEMP, INC.,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

THE HEMP COMPANY OF AMERICA, INC.,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

[Third Signature page to Loan and Security Agreement dated as of February 27, 2017]

HIGH TIMES CANNEX CORP.,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

HIGH TIMES PRESS, INC.,
a New York corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Authorized Officer

Schedule 1 – Disclosure Schedule

Exhibit 8.4(d) – Covenant Compliance Certificate

SCHEDULE 1

DISCLOSURE SCHEDULE

As used in this Disclosure Schedule, the term “THC” means and includes Trans-High Corporation and its consolidated subsidiaries.

FOR PURPOSES OF THIS DISCLOSURE SCHEDULE, ALL DISCLOSURES INCLUDED IN THE DISCLOSURE SCHEDULE TO THE AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (“AMENDED AND RESTATED STOCK PURCHASE AGREEMENET”) DATED AS OF FEBRUARY 14, 2017, SHALL BE DEEMED TO BE INCORPORATED HEREIN BY REFERENCE AND MADE A PART HEREOF AS AND WHERE APPROPRIATE AND APPLICABLE, EVEN TO THE EXTENT A PARTICULAR DISCLOSURE THEREUNDER IS NOT EXPRESSLY REFERENCED BELOW.

1.	Permitted Liens – the following agreements to which THC is a party impose certain rights and licenses to use the THC Intellectual Property and may constitute a lien on such Intellectual Property (Section 2):

●	THC entered into a Merchandising and Licensing Agreement with Tree House Growth Fund LLC d/b/a Emerald Group (“Emerald”) on July 11, 2016 to create merchandise for THC using their intellectual property.

●	THC entered into a term sheet with Global Merchandising Services, Inc. (“Global”) on October 7, 2016, granting Global the exclusive right to develop, design, manufacture and sell event branded merchandise and THC branded merchandise at live events and to manage and run the official Cannabis Cup e-commerce stores and offer and sell products through the THC webstore. THC also engaged Global non-exclusively to distribute its retail products.

●	THC entered into an agreement by and between Frontier Financial Group, Inc. (“NF”) and THC, dated as of June 6, 2016, whereby THC licenses its intellectual property to NF in order to analyze and collect data in connection with the Cannabis Cups.

●	THC entered into a Co-Branding Merchandise and Licensing Agreement with BBK Tobacco & Foods, LLP (“BBK”) on August 19, 2016 whereby THC granted BBK a license to promote, market and deliver RAW and THC co-branded rolling papers.

●	THC entered into an agreement with RageOn, Inc. (“RageOn”) on April 7, 2016, whereby THC granted RageOn a license to purchase prints of THC materials on any media that RageOn offers (i.e. t-shirts, sweatshirts).

●	THC entered into an agreement with Ethan’s Branding Co. LTD (“Ethan’s”), dated as of July 8, 2014, granting Ethan’s the non-exclusive license to design and manufacture products (hats) bearing THC’s trademarks and to mark, promote, distribute and sell the products.

●	THC entered into a license agreement with Trolion Inc., d/b/a Rush49 (“Rush49”), dated as of April 4, 2016, to use, reproduce, prepare derivative works, distribute, and display Merchant's logo, image, trade name and material provided by Merchant to Rush49 solely in connection with and for the purpose of marketing, sale and distribution of promotional program vouchers.

●	THC entered into a trademark license proposal in connection with Palm Oaks Entertainment, LLC’s (“Palm Oaks”) Record and Company Imprint on October 27, 2016 granting Palm Oaks the sole and exclusive right and license to use THC’s trademarks solely in connection with the manufacturing, sale and distribution of physical full-length records and digital records.

●	THC entered into a license agreement with HKA Digital, Limited (“HKA”) on May 9, 2016, granting HKA a license to use THC’s logos, trademarks and tradenames associated with the name “High Times” in connection with the development, production, publishing, manufacturing, promotion, distribution, and sale of its legalized marijuana themed video game, tentatively titled “Hemp, Inc.”

●	Pursuant to resolutions adopted by the Board of Directors of Trans-High Corporation, dated as of May 9, 2016, THC agreed to pay Nicholas Zitelli (“Nico”) $25,000 in exchange for all right, title and interest in the “Scorebook System.” THC will grant a license back to Nico to use the Scorebook System for non-competitive uses, to be mutually agreed by the parties. See Schedule 3.15 to the Purchase Agreement.

●	THC entered into a Joint Marketing and Media Services Agreement term sheet with Moblty Inc. (“C-net”) in November 2016, in connection with a strategic partnership between THC and C-net. THC will assist in the commercialization of C-net’s network and C-net will make available to THC the C-net network to deliver THC branded content and the advertising and marketing programs it sells on behalf of the partnership to generate revenue and expand the THC brands. THC will be the exclusive broker of advertising and provider of content for the C-net where C-net exists in the United State of America and its possessions at participating host locations in legal Cannabis medical dispensaries and recreational retainers. THC will grant a non-exclusive license for C-net to use its marks and other intellectual property.

●	THC entered into a Co-Marketing and Revenue Sharing Agreement term sheet with BIG Publications NV LLC (“BIG”), dated as of November 10, 2016, in connection with the BIG Industry Show (“BIG Event”), which is anticipated to take place on January 19-20, 2017. THC will grant a non-transferable, non-assignable, non-sublicensable license to BIG for the use of the “HIGH TIMES” trademark (the “Mark”) solely to allow BIG to co-brand the BIG Event using the Mark on marketing materials for the BIG Event. BIG must obtain THC’s prior written approval for each use of the Mark prior to the creation, use and/or distribution of any materials.

See Schedule 2.1, Schedule 3.8, Schedule 3.10, Schedule 3.20 to the Amended and Restated Stock Purchase Agreement.

2.	Certain assets to which Borrowers do not have title (Section 6.3):

Patriot Bank, N.A. (“Patriot”) filed a UCC-1 Financing Statement on May 23, 2016 against the Company, Cannabis Business Digital, LLC and High Times Productions, Inc. in connection with the Commercial Revolving Line of Credit. The collateral includes THC’s personal property, intellectual property, and fixtures. As mentioned in 3.8(c)(i), Patriot also recorded a security interest in and to all of the Company’s intellectual property with the United States Patent and Trademark Office.

In a letter dated February 27, 2017, Patriot and THC agreed that upon THC’s payment of $1,204,507.50 to Patriot, all of THC’s obligations will be satisfied, other than those obligations that survive the Loan Agreement and Patriot’s security interest in THC’s assets will be terminated and ExWorks Capital Fund I, L.P. (“ExWorks”) and THC will be authorized to terminate all of Patriot’s financing statements filed against THC and its assets.

See Schedule 2.1, Schedule 3.8(c), Schedule 3.9, Schedule 3.20 to the Amended and Restated Stock Purchase Agreement.

3.	Certain unpaid taxes (Section 6.5):

(a) Tax Returns:

●	New York City Department of Finance – Commercial Rent Tax Return (2015/2016): THC did not timely pay the Commercial Rent Tax Returns for 2015-2016 that was due on June 20, 2016. THC owes approximately $16,287.56. This amount remains unpaid but THC intends to pay the taxes upon closing, which is currently anticipated to take place on or about February 28, 2016.

●	Amsterdam City Tax (2009, 2010, 2011, 2012): THC hosted Cannabis Cup events in Amsterdam and Amsterdam’s taxing authority sent THC invoices for taxes owed in the aggregate amount of approximately $298,965.00 in connection with the Cannabis Cup sales. The Amsterdam taxing authority did not provide an explanation or justification for these taxes. THC made a good faith payment of $10,000, but THC does not believe they owe any additional fees because all transactions made in connection with the Cannabis Cups hosted in Amsterdam were processed in the United States through Eventbrite and servers located in the United States. THC does not consider this to be a valid tax and does not currently intend to pay.

(b) Threatened or Pending Tax Proceedings:

●	Amsterdam City Tax (2009, 2010, 2011, 2012): see (a) above.

See Schedule 3.4 to the Amended and Restated Stock Purchase Agreement.

4.	Litigation (Section 6.6):

●	Pending Litigation:

o	David Kohl: Summons, David Kohl (“Kohl”) v. Trans High Corporation (Filed on September 30, 2016; Index No. 655200/2016):

David Kohl, former CEO of THC, sued THC alleging that THC breached his employment contract by terminating his employment contract with no justification and failing to pay over three years of his salary, bonuses and concomitant rights to an equity interest in THC.

THC has counterclaimed challenging the enforceability of the ultra vires “employment agreement” of Counterclaim Defendant, David Kohl (“Counterclaim Defendant”), or in the alternative seeking damages arising from Counterclaim Defendant’s breach of the employment agreement.  THC disputes the existence of a joint venture to which Kohl was entitled to receive equity. THC also seeks damages arising from Counterclaim Defendant’s looting of THC resulting in THC’s assets being diverted for Counterclaim Defendant’s personal use without consideration or benefit to THC.

o	Eleanora Kennedy – see Schedule 2.5.

See Schedule 3.7 and Schedule 3.10(a) to the Amended and Restated Stock Purchase Agreement.

●	Potential or Threatened Litigation:

o	A subsidiary of THC (High Times Productions, Inc. (“HTP”)) entered into a Term Sheet with Huka Productions LLC dba Huka Productions (“Huka”), dated as of December 18, 2015, whereby HTP was obligated to utilize Huka to produce at least 3 events during 2016. HTP only completed 2 events (“Produced Events”) due to creative differences. In addition to a potential claim for producer’s fees for the third event, HTP’s potential liability could be approximately $180,000. HTP currently owes Huka $15,000 in connection with the Produced Events.

o	Kyndra Miller: Kyndra Miller was engaged by THC to handle matters in connection with a lawsuit between THC and New Apothecary, Inc. Cowan, DeBaets, Abrahams & Sheppard LLP took over the case, and assisted THC in settling the matter. Kyndra Miller sent an invoice to THC in the amount of $82,580.79, which THC is currently disputing.

o	Ecl(e)ctic: A consultant of THC engaged Ecl(e)ctic to run radio advertisements in connection with an event, and sent THC invoices for the advertisement spots without confirming the media purchases beforehand. THC and Ecl(e)ctic have agreed to a payment plan whereby THC pays Ecl(e)ctic $15,000 a month for 6 months starting on November 15, 2016. As of February 28, 2017, THC will owe Ecl(e)ctic $29,009.00.

o	National Orange Show: THC and the National Orange Show (“NOS”) were in the process of negotiating an exclusive license agreement to permit THC to use NOS’s premises for Cannabis festivals, whereby THC would be obligated to produce six events on their premises within fifteen months from the date of the agreement. THC and NOS never executed the exclusivity agreement, but THC did host Cannabis festivals on NOS’s premises in the meantime. THC paid for each of the events that they hosted on the NOS’s premises, but they did not host the six events that the agreement would have required if executed. If THC and NOS had executed the agreement, THC would owe NOS an additional $355,000.

o	James&Co.: On March 30, 2016, James & Co. delivered invoices to THC in the aggregate amount of approximately $178,500. James & Co. alleges that their company was engaged at the direction of David Kohl, THC’s former CEO, to conduct executive searches for a CFO, SVP, Global Content and Chief of Staff. THC alleges that David Kohl left the company shortly thereafter and James & Co. did not successfully engage in an executive search; therefore, James&Co. is not owed any money pursuant to the engagement letters.

o	Eclectic Toad: Eclectic Toad has threatened to file a lawsuit against THC under the Master Software Application Development and Services Agreement, dated as of December 24, 2015 (“MSA”). THC has made significant partial payments in the amount of $270,000 to Eclectic Toad. The final payment schedule would call for an additional $230,000, plus a percentage of net revenues, to be paid to Eclectic Toad if Eclectic Toad does or could fully perform.

5.	Assumed names/tradenames (Section 6.8):

●	See Report of Trademark Applications and Registrations Worldwide dated as of October 31, 2016 attached to the Disclosure Schedules to the Amended and Restated Stock Purchase Agreement.

●	THC also uses common law marks that have not been, or due to their nature are unable to be, registered, including, without limitation:

o	POT40

o	COUNTRY FAIR CUP

o	POT SHOTS

o	ASK DR. MITCH

o	TRAILBLAZERS

o	S.T.A.S.H. AWARD

o	HIGH FIVE

o	DANNY DANKO

o	FREE WEED WITH DANNY DANKO

●	THC is the owner of the IP related to various publication and other visual (including audio visual works and photographs) and written content, which THC distributes through the High Times Magazine and via its digital distribution channels.

See Schedule 3.8 to the Amended and Restated Stock Purchase Agreement.

6.	Business Locations (in addition to the address in the Preamble) (Section 6.12):

None

7.	Intellectual Property (Section 6.15):

Eclectic Toad: Eclectic Toad has threatened to file a lawsuit against THC under the Master Software Application Development and Services Agreement, dated as of December 24, 2015 (“MSA”). THC has made significant partial payments in the amount of $270,000 to Eclectic Toad. The final payment schedule would call for an additional $230,000, plus a percentage of net revenues, to be paid to Eclectic Toad if Eclectic Toad does or could fully perform.

On May 25, 2016, Patriot Bank, N.A. recorded a security interest in and to THC’s intellectual property with the United States Patent and Trademark Office in connection with the Commercial Revolving Line of Credit.

See Schedule 3.8 and Schedule 3.20 to the Amended and Restated Stock Purchase Agreement.

8.	Compliance with Law (Section 6.16):

See Schedule 3.5 to the Amended and Restated Stock Purchase Agreement.

9.	Labor matters (Section 6.18):

THC has promissory notes, dated as of August 31, 2016, in favor of the following individuals for the amounts listed below:

●	Nicholas Zitelli - $30,000

●	Jackee Stang - $20,000

o	THC made a partial payment to Jackee Stang in the amount of $1,666.67. THC currently owes Jackee Stang $18,333.33 pursuant to her promissory note.

●	Matthew W. Stang - $148,000

o	THC made a partial payment to Matthew Stang in the amount of $12,333. THC currently owes Matthew Stang $135,667 pursuant to his promissory note.

o	Matthew W. Stang is entitled to 5% commission of total monthly advertising sales (“Commissions”), which he also deferred starting on August 1st. As of February 27, 2017, the Company owes Matthew $118,844.29 for Commissions.

●	Laurence B. Linietsky - $116,000

●	Mary McEvoy -$66,666.67

●	Please note, the reference to the settlement agreement in the promissory notes is not applicable.

●	THC entered into a Deferred Compensation Agreement, dated as of January 26, 2017, with Matthew Stang (“Stang”) whereby Stang elected and granted THC the right to defer payment of all compensation and commissions owed to Stang by THC for the period between January 1, 2017 until the closing of the sale of THC. Based on the closing occurring on February 28, 2017, it is anticipated that THC will owe Stang approximately $67,890.

●	THC entered into a Deferred Compensation Agreement, dated as of January 26, 2017, with Nico whereby Nico elected and granted THC the right to defer payment of all compensation and commissions owed to Nico by THC for the period between January 1, 2017 until the closing of the sale of THC. Based on the closing occurring on February 28, 2017, it is anticipated that THC will owe Nico approximately $12,047.95.

●	THC entered into a Deferred Compensation Agreement, dated as of January 26, 2017, with Jackee Stang (“J. Stang”) whereby J. Stang elected and granted THC the right to defer payment of all compensation owed to J. Stang by THC for the period between January 1, 2017 until the closing of the sale of THC. Based on the closing occurring on February 28, 2017, it is anticipated that THC will owe Stang approximately $9,698.63.

See Schedule 3.9 and Schedule 3.15 to the Amended and Restated Stock Purchase Agreement.

10.	Non-Borrower subsidiaries and affiliates (Section 6.19):

None

11.	Bank accounts (in addition to the Operating Account) (Section 6.20):

Bank account of Hightimes Holding Corp.:

Bank: Bank of America.

ABA/Routing #: 121000358

Account Name: Hightimes Holding Corp.

Swift Code: BOFAUS3N

Account #: 325069605121

EXHIBIT 8.4(d)
COVENANT COMPLIANCE CERTIFICATE

Date: _____________________

Ladies and Gentlemen:

I have reviewed and refer you to the Loan and Security Agreement (the “Loan Agreement”) dated February ___, 2017, between Hightimes Holding Corp., Trans-High Corporation and others (“Borrowers”) and ExWorks Capital Fund I, L.P. (the “Lender”); capitalized terms have the meaning given in the Loan Agreement. As of this date:

1. Except as set forth on Schedule 1, no Event of Default has occurred under the Loan Agreement, nor does any Default exist under the Agreement.

2. Except as set forth on Schedule 2, to the best of our knowledge, no suit or proceeding at law or in equity or of any governmental body has been instituted or threatened which, in either case, would materially and adversely affect the financial condition or business operations of each Borrower.

3. Except as set forth on Schedule 3, the financial statements of Borrowers attached hereto have been prepared in accordance with GAAP (subject to year-end adjustments) and fairly represent the financial condition of Borrowers.

4. Except as set forth on Schedule 4, each Borrower is in compliance with all covenants, and each of the representations and warranties set forth in the Loan Agreement and the other Loan Documents, as of the date hereof and as of the date of any financial statements submitted with this Certificate.

5. For the Measurement Period ending _____________________, 20__, Borrowers’ Debt Service Coverage Ratio was ___:1.0. Schedule A shows the calculation of the Debt Service Coverage Ratio.

6. For the Measurement Period ending _____________________, 20__, Borrowers’ EBITDA was $_____________. Schedule B shows the calculation of the EBITDA.

You are authorized to rely on this certification for any future Loans made to Borrowers.

By:
(Signature)

(Title)